Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	July 24, 2012
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED SECOND QUARTER, 2012 FINANCIAL RESULTS WITH SEQUENTIAL GROWTH

Sunnyvale, CA – July 24, 2012 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2012.

Revenues for the second quarter of 2012 totaled $11,527,000, a 9% increase from revenues of $10,535,000 reported in the previous quarter, and a 8% increase from revenues of $10,655,000 reported in the second quarter of 2011. The Company recorded net income for the second quarter of 2012 of $1,232,000, or $0.14 per share based on 8.8 million shares outstanding, compared to $921,000, or $0.10 per share based on 8.8 million shares outstanding, for the first quarter of 2012. This compares to net income for the second quarter of 2011 of $1,249,000, or $0.14 per share based on 8.9 million shares outstanding.

Included in expenses were stock-based compensation amounts of $271,000 for the quarter ended June 30, 2012, $247,000 for the quarter ended March 31, 2012 and $171,000 for the quarter ended June 30, 2011.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP made in the quarter ended June 30, 2012. With strong customer demand, we delivered quarterly sales higher than our original guidance. With efficiency improvement and favorable product mix, we achieved higher margins, and generated increased profits in the quarter. In addition, our cash and short-term and long-term investments increased, while we continued our on-going stock repurchase program.”

“Based on input from our customers, we expect that revenues in the third quarter of 2012 to be higher than the last quarter. Additionally, we remain optimistic about our opportunity for revenue growth and profit improvements for the remainder of 2012 as well.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 24, 2012 to discuss AFOP’s second quarter 2012 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 96041630. AFOP will also provide a live webcast of its second quarter 2012 conference call at AFOP’s website, www.afop.com. An audio replay will be available until August 24, 2012. The dial in number for the replay is 855-859-2056 or 404-537-3406. The replay conference ID is 96041630.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, our beliefs regarding our opportunity for revenue growth and profit improvements and the time periods thereof, our beliefs regarding business conditions, our customer base, and demand for our products and our ability to continue to achieve efficiency improvements and a favorable product mix are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwith, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwith, cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2012. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Jun. 30,	Dec. 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and short-term investments	$41,076	$39,588
Accounts receivable	7,698	6,630
Inventories	6,573	6,763
Other current assets	1,193	714
Total current assets	56,540	53,695

Long-term investments	10,185	10,098
Property and equipment, net	7,469	7,718
Other assets	189	162
Total assets	$74,383	$71,673

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,233	$3,647
Accrued expenses and other current liabilities	3,669	3,721
Total current liabilities	8,902	7,368

Long-term liabilities:
Other long-term liabilities	673	691
Total liabilities	9,575	8,059

Stockholders' equity	64,808	63,614

Total liabilities and stockholders' equity	$74,383	$71,673

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2012	2012	2011	2012	2011
Revenues	$11,527	$10,535	$10,655	$22,062	$20,105

Cost of revenues	7,618	7,091	7,202	14,709	13,617
Gross profit	3,909	3,444	3,453	7,353	6,488

Operating expenses:
Research and development	839	807	804	1,646	1,522
Sales and marketing	662	675	566	1,337	1,116
General and administrative	1,120	1,082	1,015	2,202	2,043
Total operating expenses	2,621	2,564	2,385	5,185	4,681

Income from operations	1,288	880	1,068	2,168	1,807

Interest and other income, net	160	150	174	310	303
Net income before tax	$1,448	$1,030	$1,242	$2,478	$2,110

Income tax	216	109	(7)	325	(160)
Net income	$1,232	$921	$1,249	$2,153	$2,270

Net income per share:
Basic	$0.14	$0.10	$0.14	$0.24	$0.26
Diluted	$0.14	$0.10	$0.14	$0.24	$0.25

Shares used in per share calculation:
Basic	8,820	8,846	8,852	8,833	8,838
Diluted	9,000	9,085	9,068	9,020	9,178

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$32	$26	$23	$58	$46
Research and development	33	27	11	60	19
Sales and marketing	64	59	39	123	54
General and administrative	142	135	98	277	135
Total	$271	$247	$171	$518	$254